As filed with the U.S. Securities and Exchange Commission on March 24, 2015
Registration No. ___________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________________________

FORM S-3
.
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_________________________________________

Park City Group, Inc.
(Exact Name of Registrant as Specified in its Charter)

Nevada	7374	37-1454128
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

299 South Main Street, Suite 2370
Salt Lake City, UT 84111
(435) 645-2000
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)
_________________________________________

Edward L. Clissold
Chief Financial Officer, Secretary and General Counsel
299 South Main Street, Suite 2370
Salt Lake City, UT 84111
(435) 645-2000
 (Name, address, including zip code, and telephone number, including area code, of agent for service for Registrant)
_________________________________________

with copies to:
Daniel W. Rumsey, Esq.
Jessica R. Sudweeks, Esq.
Disclosure Law Group
600 W. Broadway, Suite 700
San Diego, CA 92101
(619) 795-1134
_________________________________________

Approximate date of commencement of proposed sale to the public:  From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [   ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with the dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment hereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. [   ]

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. [   ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	[ ]	Accelerated filer	[X]
Non-accelerated filer (Do not check if a smaller reporting company)	[ ]	Smaller reporting company	[ ]

The Registrant submits this Registration Statement pursuant to General Instruction I.B.1 to Form S-3. As of March 24, 2015, the aggregate market value of the Registrant’s outstanding common stock held by non-affiliates was approximately $144.0 million, based on 10,224,830 shares of the Registrant’s outstanding common stock held by non-affiliates as of such date at a price per share of $14.09, the closing price of the Registrant’s common stock on March 23, 2015.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered(1)	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(2)(3)
Common Stock, par value $0.01 per share	1,000,000	$14,015,000	$1,628.54

(1)
The proposed maximum aggregate offering price will be determined from time to time by the Registrant in connection with the issuance by the Registrant of the securities registered hereunder, and is not specified pursuant to General Instruction II.D of Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”).  Pursuant to Rule 416 under the Securities Act, the registrant is also registering such additional indeterminate number of shares of common stock as may become issuable as a result of stock splits, stock dividends or similar transactions.

(2)	Based upon the average of the high and low prices of our common stock reported on the NASDAQ Capital Market on March 23, 2015, pursuant to Rule 457(c) of the Securities Act.

(3)	Amount calculated pursuant to Section 6(b) under the Securities Act.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

 We will amend and complete the information in this prospectus. We may not sell any of these securities or accept your offer to buy any of them until the documentation filed with the SEC relating to these securities has been declared “effective” by the SEC. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy these securities in any State or other jurisdiction where that would not be permitted or legal.

SUBJECT TO COMPLETION, DATED _________ __, 2015

PROSPECTUS

1,000,000 Shares

Common Stock

By this prospectus and accompanying prospectus supplements, we may, from time to time, offer and sell, in one or more offerings, up to 1.0 million shares of our common stock. We will offer the common stock in amounts, at prices and on terms to be determined by market conditions at the time of the offering.

We will provide the specific price and number of shares of common stock issued in supplements to this prospectus. You should read this prospectus and the accompanying prospectus supplement carefully before you invest.

Our common stock is listed on NASDAQ Capital Market under the symbol “PCYG.”

We may offer and sell the common stock to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

You should refer to the risk factors that may be included in a prospectus supplement and in our periodic reports and other information we file with the Securities and Exchange Commission, and you should carefully consider that information before investing in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities offered or determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is _______ __, 2015.

-i-

PARK CITY GROUP, INC.

-ii-

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we have filed with the Securities and Exchange Commission, or the SEC (“SEC”), using a "shelf" registration process. Under this shelf registration process, we may sell, in one or more offerings, up to 1.0 million shares of our common stock. This prospectus provides you with a general description of us and the securities offered under this prospectus.

You should rely only on the information that we have provided or incorporated by reference in this prospectus, any applicable prospectus supplement and any related free writing prospectus that we may authorize to be provided to you. We have not authorized anyone to provide you with different information. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus that we may authorize to be provided to you. You must not rely on any unauthorized information or representation. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus, any applicable prospectus supplement or any related free writing prospectus is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus, any applicable prospectus supplement or any related free writing prospectus, or any sale of a security.

           This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by reference to the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading "Where You Can Find More Information."

The words “we,” “our,” “us,” “the Company,” “Park City Group,” and “Registrant” refer to Park City Group, Inc., unless we indicate otherwise.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

The statements contained in this Form S-3 that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1943, as amended. These include statements about the Company’s expectations, beliefs, intentions or strategies for the future, which are indicated by words or phrases such as “anticipate”, “expect”, “intend”, “plan”, “will”, “the Company believes”, “management believes” and similar words or phrases. The forward-looking statements are based on the Company’s current expectations and are subject to certain risks, uncertainties and assumptions. The Company’s actual results could differ materially from results anticipated in these forward-looking statements. All forward-looking statements included in this document are based on information available to the Company on the date hereof, and the Company assumes no obligation to update any such forward-looking statements.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all the information you should consider before buying our common stock. You should read the following summary together with the more detailed information appearing in this prospectus, including our risk factors beginning on page 4, before deciding whether to make an investment in our Company.

Unless the context otherwise requires, we use the terms “Park City Group,” the “Company,” “we,” “us” and “our” in this prospectus to refer to Park City Group, Inc. and its subsidiaries on a consolidated basis.

Overview

 We are a Software-as-a-Service (“SaaS”) provider that brings unique visibility to the consumer goods supply chain, delivering actionable information that ensures product is on the shelf when the consumer expects it.  Our service increases our customers’ sales and profitability while enabling lower inventory levels for both retailers and their suppliers.

 Our services are delivered principally though proprietary software products designed, developed, marketed and supported by the Company.  These products are designed to facilitate improved business processes among all key constituents in the supply chain, starting with the retailer and moving back to suppliers and eventually raw material providers.  In addition, the Company has built a consulting practice for business process improvement that centers around the Company’s proprietary software products and through establishment of a neutral and “trusted” third party relationship between retailers and suppliers.  The principal markets for the Company's products are multi-store retail and convenience store chains, branded food manufacturers, suppliers and distributors and manufacturing companies.

 Historically, the Company offered applications and related maintenance contracts to new customers for a one-time, non-recurring up front license fee.  Although not completely abandoning the license fee and maintenance model, since the acquisition of Prescient Applied Intelligence, Inc. (“Prescient”) in January 2009, the Company has focused its strategic initiatives and resources to marketing and selling prospective customers a subscription for its product offerings.  In support of this strategic shift toward a subscription-based model, the Company has scaled its contracting process, streamlined its customer on-boarding and implemented a financial package that integrates multiple systems in an automated fashion. As a result, subscription based revenue has grown from $203,000 for the 2008 fiscal year to approximately $9.4 million in the year ended June 30, 2014.  During that same period our revenue has transitioned from 6% subscription revenue and 94% license and other revenue basis to 79% subscription revenue and 21% license and other revenue.

 The Company is incorporated in the state of Nevada.  The Company has two subsidiaries, PC Group, Inc. (formerly, Park City Group, Inc.), a Utah corporation (98.76% owned), and Park City Group, Inc. (formerly, Prescient Applied Intelligence, Inc.), a Delaware corporation (100% owned).  All intercompany transactions and balances have been eliminated in consolidation.

 Our principal executive offices of the Company are located at 299 South Main Street, Suite 2370, Salt Lake City, Utah 84111.  Our telephone number is (435) 645-2000.  Our website address is http://www.parkcitygroup.com.

Recent Developments

ReposiTrak Letter of Intent

On February 5, 2015, the Company entered into a Letter of Intent (the "LOI") with Leavitt Partners, LP and LP Special Asset 4, LLC (together, "Leavitt") to acquire 346,668 shares of capital stock of ReposiTrak, Inc. ("ReposiTrak") owned by Leavitt in consideration for the issuance to Leavitt of 537,439 restricted shares of the Company's common stock. In addition, the Company has entered into similar agreements with other stockholders of ReposiTrak to acquire the remaining outstanding shares of capital stock of ReposiTrak. In total, upon closing of the transactions contemplated by the LOI and the related agreements, the Company intends to issue 873,437 restricted shares of the Company's common stock in exchange for all of the outstanding shares of capital stock of ReposiTrak (“ReposiTrak Shares”).

The LOI has certain binding and non-binding obligations, including the purchase price, which is not subject to adjustment. However, the transaction is subject to various conditions to closing, including the Company's satisfactory completion of due diligence, compliance with certain rules and regulations, and approval of definitive agreements.

Series B Restructuring

On February 4, 2015, the holders of the Company’s Series B Convertible Preferred Stock (“Series B Preferred”), consisting of the Chief Executive Officer, his spouse, and a director (the “Holders”), entered into a restructuring agreement (the “Restructuring Agreement”) pursuant to which the Holders consented to the amendment to the Certificate of Designation of the Relative Rights, Powers and Preference of the Series B Preferred (the “Series B Amendment”) (the “Series B Restructuring”), resulting in the following: (i) the rate at which the Series B Preferred accrues dividends was decreased from 15% per annum (which interest rate increases to 18% on July 1, 2015) to 7% per annum if paid by the Company in cash, or 9% if paid by the Company in PIK Shares (as defined below); (ii) the Company may elect to pay accrued dividends on outstanding shares of Series B Preferred in either cash or by the issuance of additional shares of Series B Preferred (“PIK Shares”); (iii) the conversion feature of the Series B Preferred has been eliminated; and (iv) the number of shares of the Company's preferred stock designated as Series B Preferred has been increased from 600,000 to 900,000 shares to provide for the potential issuance of PIK Shares. In consideration for the Series B Restructuring, the Company proposed to issue to the Holders: (y) an aggregate total of 214,197 additional shares of Series B Preferred, which shares have a stated value equal to the amount that, but for the Series B Restructuring, would have been paid to the Holders as dividends over the next five years (“Additional Shares”); and (z) five-year warrants to purchase an aggregate total of 1,029,818 shares of common stock for $4.00 per share (“Series B Warrants”), an amount and per share purchase price equal to what the Holders would otherwise be entitled to receive upon conversion of their shares of Series B Preferred (“Warrant Shares”).

To address issues raised by the NASDAQ Stock Market regarding the Series B Restructuring and the issuances of the Additional Shares and Series B Warrants to the Holders, the Company’s Board of Directors have proposed to modify the terms of the Series B Restructuring as follows: (i) amend the First Series B Amendment (the “Second Series B Amendment”), to (x) reduce the number of shares of the Company’s preferred stock designated thereunder from 900,000 to 600,000, (y) require that, should the Company pay dividends on the Series B Preferred in PIK Shares, shares of a newly created non-voting, non-convertible Series B-1 Preferred Stock shall be issued, rather than shares of Series B Preferred, and (z) in the event any Holder elects to exercise a Series B Warrant, one share of Series B Preferred will be automatically converted into one share of Series B-1 Preferred for every 2.5 Warrant Shares received by such Holder; and (ii) amend the Restructuring Agreement to substitute the Additional Shares for shares of Series B-1 Preferred. The Second Series B Amendment is currently under review by the NASDAQ Stock Market.

THE OFFERING

Issuer	Park City Group, Inc.

Sellers	This prospectus relates to the sale by us of shares of our common stock.

Securities Offered
Up to 1.0 million in shares of our common stock to be sold by us from time to time. The prices at which we may sell our common stock will be determined by the prevailing market price for the shares or in negotiated transactions.

Exchange	Our common stock is quoted on the NASDAQ Capital Market under the symbol “PCYG”.

Risk Factors	Investing in our common stock involves significant risk. See “Risk Factors” for a discussion of the risks associated with an investment in our common stock.

RISK FACTORS

An investment in our common stock is subject to many risks. You should carefully consider the risks described below, together with all of the other information included in this prospectus, including the financial statements and the related notes, before you decide whether to invest in our common stock. Our business, operating results and financial condition could be harmed by any of the following risks.  The trading price of our common stock could decline due to any of these risks, and you could lose all or part of your investment.

Risks Related to the Company

The Company has incurred losses in the past and there can be no assurance that the Company will operate profitably in the future.

The Company’s marketing strategy emphasizes sales of subscription-based services, instead of annual licenses, and contracting with suppliers (“spokes”) to connect to our clients (“hubs”).  This strategy has resulted in the development of a foundation of hubs to which suppliers can be  “connected”, thereby accelerating future growth. If, however, this marketing strategy fails, revenue and operations will be negatively affected.

                The Company had a net loss of $540,876 during the quarter ended December 31, 2014 and $2,490,145 for the year ended June 30, 2014, compared to a net loss of $550,085 during the quarter ended December 31, 2013 and a net income of $257,487 for the year ended June 30, 2013.  There can be no assurance that the Company will return to profitability, or reliably or consistently operate profitably in future periods. If the Company does not operate profitably in the future, the Company’s current cash resources will be used to fund the Company’s operating losses.  Continued losses would have an adverse effect on the long-term value of the Company’s common stock and any investment in the Company.  The Company cannot give any assurance that the Company will continue to generate revenue or have sustainable profits.

Although the Company’s cash resources are currently sufficient, the Company’s long-term liquidity and capital requirements may be difficult to predict, which may adversely affect the Company’s long-term cash position.

Historically, the Company has been successful in raising capital when necessary, including stock issuances and securing loans from its officers and directors, including its Chief Executive Officer and majority stockholder, in order to pay its indebtedness and fund its operations, in addition to cash flow from operations. The Company anticipates that it will have adequate cash resources to fund its operations and satisfy its debt obligations for at least the next 12 months, if not longer.

                If the Company is required to seek additional financing in the future in order to fund its operations, retire its indebtedness and otherwise carry out its business plan, there can be no assurance that such financing will be available on acceptable terms, or at all, and there can be no assurance that any such arrangement, if required or otherwise sought, would be available on terms deemed to be commercially acceptable and in the Company’s best interests.

The Company faces risks associated with new product introductions, and because of its contractual obligation to provide management services to ReposiTrak, Inc., the Company faces risks associated with ReposiTrak™.

               The first installations of ReposiTrak™ began in August 2012, and market and product data related to these implementations is still being analyzed. The Company also continually receives and analyzes market and product data on other products, and the Company may endeavor to develop and commercialize new product offerings based on this data.  The following risks apply to ReposiTrak™ and other potential new product offerings:

●
it may be difficult for the Company to predict the amount of service and technological resources that will be needed by customers of ReposiTrak™ or other new offerings, and if the Company underestimates the necessary resources, the quality of its service will be negatively impacted thereby undermining the value of the product to the customer;

●	the Company lacks experience with ReposiTrak™ and the market acceptance to accurately predict if it will be a profitable product;

●
technological issues between the Company and customers may be experienced in capturing data, and these technological issues may result in unforeseen conflicts or technological setbacks when implementing additional installations of ReposiTrak™. This may result in material delays and even result in a termination of the ReposiTrak™ engagement;

●	the customer’s experience with ReposiTrak™ and other new offerings, if negative, may prevent the Company from having an opportunity to sell additional products and services to that customer;

●
if customers do not use ReposiTrak™ as the Company recommends and fails to implement any needed corrective action(s), it is unlikely that customers will experience the business benefits from the software and may therefore be hesitant to continue the engagement as well as acquire any additional software products from the Company; and

●	delays in proceeding with the implementation of ReposiTrak™ or other new products for a new customer will negatively affect the Company’s cash flow and its ability to predict cash flow.

ReposiTrak owes certain fees to the Company under the current contractual relationship between the Company and ReposiTrak, resulting in ReposiTrak issuing the Company promissory notes in order to make required payments, totaling approximately $4.2 million at December 31, 2014.

            Under the terms of the Omnibus Subscription, Management and Option Agreement by and between the Company, ReposiTrak and Levitt (the “Omnibus Agreement”), and in consideration for a warrant to acquire the majority interest in ReposiTrak, effective June 30, 2013, the Company accepted from ReposiTrak a promissory note in the principal amount of approximately $1.62 million, representing annual fees due and owing the Company at June 30, 2013 under the terms of the initial Subscription Agreement and Management and Operating Agreement between the Company and ReposiTrak, dated April 1, 2012. The Company purchased additional notes from ReposiTrak in the aggregate principal amounts of approximately $1.2 million and $1.1 million during the year ended June 30, 2014 and six months ended December 31, 2014, respectively. The current amount of the outstanding notes from ReposiTrak, including interest accrued on the notes, is approximately $4.2 million.  ReposiTrak may make future payments to the Company for annual and other fees due the Company under the terms of the Omnibus Agreement in the form of additional promissory notes.  In the event of a default under any such notes, the Company’s financial results, including its financial condition, may be adversely and materially affected.

Approximately 15% of our subscription revenue and 41% of our other revenue during the quarter ended December 31, 2014 was attributable to ReposiTrak.  In the event the market for ReposiTrak’s services fails to develop as anticipated, or ReposiTrak is otherwise unable to execute its business plan, our financial condition and results of operations may be materially and adversely affected.

The Company recognized approximately $714,000 and $2.3 million in subscription and management fees from ReposiTrak during the period ended December 31, 2014 and the year ended June 30, 2014, which was 15% and 20% of total subscription revenue, respectively. Of the $663,000 in fees paid to us during the quarter ended December 31, 2014 by ReposiTrak, approximately $663,000 was paid by ReposiTrak in cash from proceeds of promissory notes purchased by the Company. In the event the market for ReposiTrak’s services fails to develop as anticipated, or ReposiTrak is otherwise unable to execute its business plan, the Company’s financial results, including its financial condition, may be adversely affected.

Quarterly and annual operating results may fluctuate, which makes it difficult to predict future performance.

                Management expects a significant portion of the Company’s revenue stream to come from the sale of subscriptions, and to a lesser extent, license sales, maintenance and services charged to new customers.  These amounts will fluctuate because predicting future sales is difficult and involves speculation.  In addition, the Company may potentially experience significant fluctuations in future operating results caused by a variety of factors, many of which are outside of its control, including:

●	our ability to retain and increase sales to existing customers, attract new customers and satisfy our customers' requirements;
●	the renewal rates for our service;
●	the amount and timing of operating costs and capital expenditures related to the operations and expansion of our business;
●	changes in our pricing policies whether initiated by us or as a result of competition;
●	the cost, timing and management effort for the introduction of new features to our service;
●	the rate of expansion and productivity of our sales force;

●	new product and service introductions by our competitors;
●	variations in the revenue mix of editions or versions of our service;
●	technical difficulties or interruptions in our service;

●
general economic conditions that may adversely affect either our customers' ability or willingness to purchase additional subscriptions or upgrade their service, or delay a prospective customers' purchasing decision, or reduce the value of new subscription contracts or affect renewal rates;

●	timing of additional investments in our enterprise cloud computing application and platform services and in our consulting service;
●	regulatory compliance costs;
●	the timing of customer payments and payment defaults by customers;
●	extraordinary expenses such as litigation or other dispute-related settlement payments;
●	the impact of new accounting pronouncements; and
●	the timing of stock awards to employees and the related financial statement impact.

Future operating results may fluctuate because of the foregoing factors, making it difficult to predict operating results.  Period-to-period comparisons of operating results are not necessarily meaningful and should not be relied upon as an indicator of future performance.  In addition, a relatively large portion of the Company’s expenses will be fixed in the short-term, particularly with respect to facilities and personnel.  Therefore, future operating results will be particularly sensitive to fluctuations in revenue because of these and other short-term fixed costs.

The Company will need to effectively manage its growth in order to achieve and sustain profitability.  The Company’s failure to manage growth effectively could reduce its sales growth and result in continued net losses.

To achieve continual and consistent profitable operations on a fiscal year on-going basis, the Company must have significant growth in its revenue from its products and services, specifically subscription-based services.  If the Company is able to achieve significant growth in future subscription sales, and expands the scope of its operations, the Company’s management, financial condition, operational capabilities, and procedures and controls could be strained.  The Company cannot be certain that its existing or any additional capabilities, procedures, systems, or controls will be adequate to support the Company’s operations.  The Company may not be able to design, implement or improve its capabilities, procedures, systems or controls in a timely and cost-effective manner.  Failure to implement, improve and expand the Company’s capabilities, procedures, systems or controls in an efficient and timely manner could reduce the Company’s sales growth and result in a reduction of profitability or increase of net losses.

The Company’s officers and directors have significant control over it, which may lead to conflicts with other stockholders over corporate governance.

The Company’s officers and directors, including our Chief Executive Officer, Randall K. Fields, control approximately 35% of the Company’s common stock.  Mr. Fields, individually, controls 26% of the Company’s common stock. Consequently, Mr. Fields individually, and the Company’s officers and directors, as stockholders acting together, are able to significantly influence all matters requiring approval by the Company’s stockholders, including the election of directors and significant corporate transactions, such as mergers or other business combination transactions.

The Company’s corporate charter contains authorized, unissued “blank check” preferred stock issuable without stockholder approval with the effect of diluting then current stockholder interests.

The Company’s certificate of incorporation currently authorizes the issuance of up to 30.0 million shares of ‘blank check’ preferred stock with designations, rights, and preferences as may be determined from time to time by the Company’s Board of Directors.  As of March 23, 2015, a total of 626,124 shares of Series B Convertible Preferred Stock (“Series B Preferred”) were issued and outstanding.  The Company’s board of directors is empowered, without stockholder approval, to issue one or more additional series of preferred stock with dividend, liquidation, conversion, voting, or other rights that could dilute the interest of, or impair the voting power of, the Company’s common stockholders.  The issuance of an additional series of preferred stock could be used as a method of discouraging, delaying or preventing a change in control.

Because the Company has never paid dividends on its common stock, investors should exercise caution before making an investment in the Company.

The Company has never paid dividends on its common stock and does not anticipate the declaration of any dividends pertaining to its common stock in the foreseeable future. The Company intends to retain earnings, if any, to finance the development and expansion of the Company’s business.  The Company’s board of directors will determine future dividend policy at their sole discretion and future dividends will be contingent upon future earnings, if any, obligations of the stock issued, the Company’s financial condition, capital requirements, general business conditions and other factors.  Future dividends may also be affected by covenants contained in loan or other financing documents, which may be executed by the Company in the future.  Therefore, there can be no assurance that dividends will ever be paid on its common stock.

The Company’s business is dependent upon the continued services of the Company’s founder and Chief Executive Officer, Randall K. Fields; should the Company lose the services of Mr. Fields, the Company’s operations will be negatively impacted.

The Company’s business is dependent upon the expertise of its founder and Chief Executive Officer, Randall K. Fields.  Mr. Fields is essential to the Company’s operations.  Accordingly, an investor must rely on Mr. Fields’ management decisions that will continue to control the Company’s business affairs.  The Company currently maintains key man insurance on Mr. Fields’ life in the amount of $5,000,000; however, that coverage would be inadequate to compensate for the loss of his services. The loss of the services of Mr. Fields would have a materially adverse effect upon the Company’s business.

If the Company is unable to attract and retain qualified personnel, the Company may be unable to develop, retain or expand the staff necessary to support its operational business needs.

The Company’s current and future success depends on its ability to identify, attract, hire, train, retain and motivate various employees, including skilled software development, technical, managerial, sales, marketing and customer service personnel. Competition for such employees is intense and the Company may be unable to attract or retain such professionals. If the Company fails to attract and retain these professionals, the Company’s revenue and expansion plans may be negatively impacted.

The Company’s officers and directors have limited liability and indemnification rights under the Company’s organizational documents, which may impact its results.

The Company’s officers and directors are required to exercise good faith and high integrity in the management of the Company’s affairs.  The Company’s certificate of incorporation and bylaws, however, provide, that the officers and directors shall have no liability to the stockholders for losses sustained or liabilities incurred which arise from any transaction in their respective managerial capacities unless they violated their duty of loyalty, did not act in good faith, engaged in intentional misconduct or knowingly violated the law, approved an improper dividend or stock repurchase or derived an improper benefit from the transaction. As a result, an investor may have a more limited right to action than he would have had if such a provision were not present. The Company’s certificate of incorporation and bylaws also require it to indemnify the Company’s officers and directors against any losses or liabilities they may incur as a result of the manner in which they operate the Company’s business or conduct the Company’s internal affairs, provided that the officers and directors reasonably believe such actions to be in, or not opposed to, the Company’s best interests, and their conduct does not constitute gross negligence, misconduct or breach of fiduciary obligations.

Business Operations Risks

If the Company’s marketing strategy fails, its revenue and operations will be negatively affected.

The Company plans to concentrate its future sales efforts towards marketing the Company’s applications and services, and specifically to contract with suppliers (“spokes”) to connect to our existing retail customers (“hubs”) previously signed up by the Company. These applications and services are designed to be highly flexible so that they can work in multiple retail and supplier environments such as grocery stores, convenience stores, specialty retail and route-based delivery environments.  There is no assurance that the public will accept the Company’s applications and services in proportion to the Company’s increased marketing of this product line, or that the Company will be able to successfully leverage its hubs to increase revenue by connecting suppliers.  The Company may face significant competition that may negatively affect demand for its applications and services, including the public’s preference for the Company’s competitors’ new product releases or updates over the Company’s releases or updates.  If the Company’s applications and services marketing strategies fail, the Company will need to refocus its marketing strategy toward other product offerings, which could lead to increased development and marketing costs, delayed revenue streams, and otherwise negatively affect the Company’s operations.

Because the Company’s emphasis is on the sale of subscription based services, rather than annual license fees, the Company’s revenue may be negatively affected.

Historically, the Company offered applications and related maintenance contracts to new customers for a one-time, non-recurring up front license fee and provided an option for annually renewing their maintenance agreements.  The Company is now principally offering prospective customers monthly subscription based licensing of its products.  The Company’s customers may now choose to acquire a license to use the software on an Application Solution Provider basis (also referred to as “ASP”) resulting in monthly charges for use of the Company’s software products and maintenance fees.  The Company’s conversion from a strategy of one-time, non-recurring licensing based model to a monthly recurring fees based approach is subject to the following risks:

●	the Company’s customers may prefer one-time fees rather than monthly fees; and

●
there may be a threshold level (number of locations) at which the monthly based fee structure may not be economical to the customer, and a request to convert from monthly fees to an annual fee could occur.

The Company faces threats from competing and emerging technologies that may affect its profitability.

Markets for the Company’s type of software products and that of its competitors are characterized by:

●	development of new software, software solutions or enhancements that are subject to constant change;

●	rapidly evolving technological change; and

●	unanticipated changes in customer needs.

Because these markets are subject to such rapid change, the life cycle of the Company’s products is difficult to predict.  As a result, the Company is subject to the following risks:

●	whether or how the Company will respond to technological changes in a timely or cost-effective manner;
●
whether the products or technologies developed by the Company’s competitors will render the Company’s products and services obsolete or shorten the life cycle of the Company’s products and services; and

●	whether the Company’s products and services will achieve market acceptance.

Interruptions or delays in service from our third-party data center hosting facility could impair the delivery of our service and harm our business.

We currently serve our customers from a third-party data center hosting facility located in the United States. Any damage to, or failure of, our systems generally could result in interruptions in our service. As we continue to add capacity, we may move or transfer our data and our customers' data. Despite precautions taken during this process, any unsuccessful data transfers may impair the delivery of our service. Further, any damage to, or failure of, our systems generally could result in interruptions in our service. Interruptions in our service may reduce our revenue, cause us to issue credits or pay penalties, cause customers to terminate their subscriptions and adversely affect our renewal rates and our ability to attract new customers. Our business will also be harmed if our customers and potential customers believe our service is unreliable.

As part of our current disaster recovery arrangements, our production environment and all of our customers' data is currently replicated in near real-time in a separate facility physically located in a different geographic region of the United States. Companies and products added through acquisition may be temporarily served through an alternate facility. We do not control the operation of these facilities, and they are vulnerable to damage or interruption from earthquakes, floods, fires, power loss, telecommunications failures and similar events. They may also be subject to break-ins, sabotage, intentional acts of vandalism and similar misconduct. Despite precautions taken at these facilities, the occurrence of a natural disaster or an act of terrorism, a decision to close the facilities without adequate notice or other unanticipated problems at these facilities could result in lengthy interruptions in our service. Even with the disaster recovery arrangements, our service could be interrupted.

If our security measures are breached and unauthorized access is obtained to a customer's data, our data or our information technology systems, our service may be perceived as not being secure, customers may curtail or stop using our service and we may incur significant legal and financial exposure and liabilities.

Our service involves the storage and transmission of customers' proprietary information, and security breaches could expose us to a risk of loss of this information, litigation and possible liability. These security measures may be breached as a result of third-party action, including intentional misconduct by computer hackers, employee error, malfeasance or otherwise during transfer of data to additional data centers or at any time, and result in someone obtaining unauthorized access to our customers' data or our data, including our intellectual property and other confidential business information, or our information technology systems. Additionally, third parties may attempt to fraudulently induce employees or customers into disclosing sensitive information such as user names, passwords or other information in order to gain access to our customers' data or our data, including our intellectual property and other confidential business information, or our information technology systems. Because the techniques used to obtain unauthorized access, or to sabotage systems, change frequently and generally are not recognized until launched against a target, we may be unable to anticipate these techniques or to implement adequate preventative measures. Any security breach could result in a loss of confidence in the security of our service, damage our reputation, disrupt our business, lead to legal liability and negatively impact our future sales.

We cannot accurately predict subscription renewal or upgrade rates and the impact these rates may have on our future revenue and operating results.

Our customers have no obligation to renew their subscriptions for our service after the expiration of their initial subscription period. Our renewal rates may decline or fluctuate as a result of a number of factors, including customer dissatisfaction with our service, customers' ability to continue their operations and spending levels, and deteriorating general economic conditions. If our customers do not renew their subscriptions for our service or reduce the level of service at the time of renewal, our revenue will decline and our business will suffer.

Our future success also depends in part on our ability to sell additional features and services, more subscriptions or enhanced editions of our service to our current customers. This may also require increasingly sophisticated and costly sales efforts that are targeted at senior management. Similarly, the rate at which our customers purchase new or enhanced services depends on a number of factors, including general economic conditions. If our efforts to upsell to our customers are not successful, our business may suffer.

Weakened global economic conditions may adversely affect our industry, business and results of operations.

               Our overall performance depends in part on worldwide economic conditions. The United States and other key international economies have experienced in the past a downturn in which economic activity was impacted by falling demand for a variety of goods and services, restricted credit, poor liquidity, reduced corporate profitability, volatility in credit, equity and foreign exchange markets, bankruptcies and overall uncertainty with respect to the economy. These conditions affect the rate of information technology spending and could adversely affect our customers' ability or willingness to purchase our enterprise cloud computing services, delay prospective customers' purchasing decisions, reduce the value or duration of their subscription contracts or affect renewal rates, all of which could adversely affect our operating results.

If the Company is unable to adapt to constantly changing markets and to continue to develop new products and technologies to meet the customers’ needs, the Company’s revenue and profitability will be negatively affected.

The Company’s future revenue is dependent upon the successful and timely development and licensing of new and enhanced versions of its products and potential product offerings suitable to the customer’s needs.  If the Company fails to successfully upgrade existing products and develop new products, and those new products do not achieve market acceptance, the Company’s revenue will be negatively impacted.

The Company faces risks associated with the loss of maintenance and other revenue.

     The Company has historically experienced the loss of long-term maintenance customers as a result of the reliability of some of its products. Some customers may not see the value in continuing to pay for maintenance that they do not need or use, and in some cases, customers have decided to replace the Company’s applications or maintain the system on their own.  The Company continues to focus on these maintenance clients by providing new functionality and enhancements to meet their business needs.  The Company also may lose some maintenance revenue due to consolidation of industries, macroeconomic conditions or customer operational difficulties that lead to their reduction of size.  In addition, future revenue will be negatively impacted if the Company fails to add new maintenance customers that will make additional purchases of the Company’s products and services.

The Company faces risks associated with proprietary protection of the Company’s software.

The Company’s success depends on the Company’s ability to develop and protect existing and new proprietary technology and intellectual property rights.  The Company seeks to protect its software, documentation and other written materials primarily through a combination of patents, trademarks, and copyright laws, trade secret laws, confidentiality procedures and contractual provisions.  While the Company has attempted to safeguard and maintain the Company’s proprietary rights, there are no assurances that the Company will be successful in doing so.  The Company’s competitors may independently develop or patent technologies that are substantially equivalent or superior to the Company’s.

Despite the Company’s efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of the Company’s products or obtain and use information that the Company regards as proprietary.  In some types of situations, the Company may rely in part on ‘shrink wrap’ or ‘point and click’ licenses that are not signed by the end user and, therefore, may be unenforceable under the laws of certain jurisdictions.  Policing unauthorized use of the Company’s products is difficult.  While the Company is unable to determine the extent to which piracy of the Company’s software exists, software piracy can be expected to be a persistent problem, particularly in foreign countries where the laws may not protect proprietary rights as fully as the United States.  The Company can offer no assurance that the Company’s means of protecting its proprietary rights will be adequate or that the Company’s competitors will not reverse engineer or independently develop similar technology.

The Company may discover software errors in its products that may result in a loss of revenue, injury to the Company’s reputation or subject us to substantial liability.

Non-conformities or bugs (“errors”) may be found from time to time in the Company’s existing, new or enhanced products after commencement of commercial shipments, resulting in loss of revenue or injury to the Company’s reputation.  In the past, the Company has discovered errors in its products and as a result, has experienced delays in the shipment of products.  Errors in the Company’s products may be caused by defects in third-party software incorporated into the Company’s products.  If so, the Company may not be able to fix these defects without the cooperation of these software providers.  Since these defects may not be as significant to the software provider as they are to us, the Company may not receive the rapid cooperation that may be required.  The Company may not have the contractual right to access the source code of third-party software, and even if the Company does have access to the code, the Company may not be able to fix the defect. In addition, our customers may use our service in unanticipated ways that may cause a disruption in service for other customers attempting to access their data. Since the Company’s customers use the Company’s products for critical business applications, any errors, defects or other performance problems could hurt the Company’s reputation and may result in damage to the Company’s customers’ business.  If that occurs, customers could elect not to renew, delay or withhold payment to us, we could lose future sales or customers may make warranty or other claims against us, which could result in an increase in our provision for doubtful accounts, an increase in collection cycles for accounts receivable or the expense and risk of litigation. These potential scenarios, successful or otherwise, would likely be time consuming and costly.

Some competitors are larger and have greater financial and operational resources that may give them an advantage in the market.

Many of the Company’s competitors are larger and have greater financial and operational resources.  This may allow them to offer better pricing terms to customers in the industry, which could result in a loss of potential or current customers or could force us to lower prices.  Any of these actions could have a significant effect on revenue.  In addition, the competitors may have the ability to devote more financial and operational resources to the development of new technologies that provide improved operating functionality and features to their product and service offerings.  If successful, their development efforts could render the Company’s product and service offerings less desirable to customers, again resulting in the loss of customers or a reduction in the price the Company can demand for the Company’s offerings.

Risks Relating to the Company’s Common Stock

The limited public market for the Company’s common stock may adversely affect an investor’s ability to liquidate an investment in the Company.

Although the Company’s common stock is currently quoted on the NASDAQ Capital Market, there is limited trading activity.  The Company can give no assurance that an active market will develop, or if developed, that it will be sustained.  If an investor acquires shares of the Company’s common stock, the investor may not be able to liquidate the Company’s shares should there be a need or desire to do so.

Future issuances of the Company’s shares may lead to future dilution in the value of the Company’s common stock, will lead to a reduction in shareholder voting power and may prevent a change in Company control.

The shares may be substantially diluted due to the following:

●	issuance of common stock in connection with funding agreements with third parties and future issuances of common and preferred stock by the Board of Directors; and
●
the Board of Directors has the power to issue additional shares of common stock and preferred stock and the right to determine the voting, dividend, conversion, liquidation, preferences and other conditions of the shares without shareholder approval.

     Stock issuances may result in reduction of the book value or market price of outstanding shares of common stock.  If the Company issues any additional shares of common or preferred stock, proportionate ownership of common stock and voting power will be reduced.  Further, any new issuance of common or preferred stock may prevent a change in control or management.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

 This prospectus includes forward-looking statements that relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Words such as, but not limited to, “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “targets,” “likely,” “will,” “would,” “could,” and similar expressions or phrases identify forward-looking statements. Forward-looking statements include, but are not limited to, statements about:

●	our ability to retain and increase sales to existing customers, attract new customers and satisfy our customers' requirements;
●	the renewal rates for our service;
●	the amount and timing of operating costs and capital expenditures related to the operations and expansion of our business;
●	changes in our pricing policies whether initiated by us or as a result of competition;
●	the cost, timing and management effort for the introduction of new features to our service;
●	the rate of expansion and productivity of our sales force;
●	new product and service introductions by our competitors;
●	variations in the revenue mix of editions or versions of our service;
●	technical difficulties or interruptions in our service;
●
general economic conditions that may adversely affect either our customers' ability or willingness to purchase additional subscriptions or upgrade their service, or delay a prospective customers' purchasing decision, or reduce the value of new subscription contracts or affect renewal rates;

●	timing of additional investments in our enterprise cloud computing application and platform services and in our consulting service;
●	regulatory compliance costs;
●	the timing of customer payments and payment defaults by customers;
●	extraordinary expenses such as litigation or other dispute-related settlement payments;
●	the impact of new accounting pronouncements; and
●	the timing of stock awards to employees and the related financial statement impact.

All forward-looking statements involve risks, assumptions and uncertainties. The occurrence of the events described, and the achievement of the expected results, depend on many events, some or all of which are not predictable or within our control. Actual results may differ materially from expected results. See the section titled “Risk Factors” and elsewhere in this prospectus for a more complete discussion of these risks, assumptions and uncertainties and for other risks and uncertainties. These risks, assumptions and uncertainties are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

Readers are cautioned not to place undue reliance on forward-looking statements, as there can be no assurance that the plans, intentions or expectations upon which they are based will occur. By their nature, forward-looking statements involve numerous assumptions, known and unknown risks and uncertainties, both general and specific, that contribute to the possibility that the predictions, forecasts, projections and other things contemplated by the forward-looking statements will not occur. Forward-looking statements in this prospectus are based on management’s beliefs and opinions at the time the statements are made. The forward-looking statements contained in this prospectus are expressly qualified in their entirety by this cautionary statement. The forward-looking statements included in this prospectus are made as of the date of this prospectus and we undertake no obligation to publicly update or revise any forward-looking statements to reflect new information, future events or otherwise, except as required by applicable securities laws.

USE OF PROCEEDS

Unless we state otherwise in an accompanying prospectus supplement, we intend to use the net proceeds from the sale of the securities offered by us under this prospectus and any related prospectus supplement for general corporate purposes. These purposes may include, among other things, acquisition of securities of ReposiTrak, additions to working capital, or other corporate obligations, including financing of capital expenditures and acquisitions and investment in existing and future projects.

Any specific allocation of the net proceeds of an offering of securities to a specific purpose will be determined at the time of the offering and will be described in an accompanying prospectus supplement or free writing prospectus.  Pending the application of the net proceeds, we may invest the proceeds in short-term, interest-bearing instruments or other investment-grade securities.

DILUTION

We will set forth in a prospectus supplement the following information regarding any material dilution of the equity interests of investors purchasing securities we sell in an offering under this prospectus:

●	the net tangible book value per share of our equity securities before and after the offering;

●	the amount of the increase in such net tangible book value per share attributable to the cash payments made by purchases in the offering; and

●	the amount of the immediate dilution from the public offering price which will be absorbed by such purchasers.

DESCRIPTION OF CAPITAL STOCK

As of the date of this prospectus, our authorized capital stock consisted of 50.0 million shares of common stock, $0.01 par value per share, and 30.0 million shares of preferred stock, par value $0.01 per share, of which 750,000 shares of have been designated as Series A Convertible Preferred Stock ("Series A Preferred"), and 900,000 shares have been designated as Series B Convertible Preferred Stock ("Series B Preferred").   Our authorized capital stock may be increased and altered from time to time in the manner prescribed by Nevada law upon the vote of at least a majority of the shares entitled to vote on the matter.

     The following summary of the capital stock does not purport to be complete and is qualified in its entirety by reference to the provisions of applicable law and to our certificate of incorporation, as amended, and bylaws, as amended, which are filed as exhibits to the registration statement of which this prospectus is a part.

Description of Common Stock

General

Our authorized capital stock consists of 50.0 million shares of our common stock, par value $0.01 per share.   Our shares of common stock are traded on the NASDAQ Capital Market under the symbol “PCYG.”

Subject to the rights of the holders of any preferred stock that may be outstanding, each holder of common stock on the applicable record date is entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefore, and in the event of liquidation, to share pro rata in any distribution of our assets after payment, or providing for the payment, of liabilities and the liquidation preference of any outstanding preferred stock. Each holder of common stock is entitled to one vote for each share held of record on the applicable record date on all matters presented to a vote of stockholders, including the election of directors. Holders of common stock have no cumulative voting rights or preemptive rights to purchase or subscribe for any stock or other securities. Except as disclosed herein, there are no conversion rights or redemption or sinking fund provisions with respect to the common stock. All outstanding shares of common stock are, and the shares of common stock offered hereby will be, when issued, fully paid and non-assessable.

Transactions with Interested Persons

Under the Nevada Revised Statutes, or NRS, a transaction with the Company (i) in which a Company director or officer has a direct or indirect interest, or (ii) involving another corporation, firm or association in which one or more of the Company’s directors or officers are directors or officers of the corporation, firm or association or have a financial interest in the corporation firm or association, is not void or voidable solely because of the director’s or officer’s interest or common role in the transaction if any one of the following circumstances exists:

●
the fact of the common directorship, office or financial interest is known to the board of directors or a committee of the board of directors and a majority of disinterested directors on the board of directors (or on the committee) authorized, approved or ratified the transaction;

●
the fact of the common directorship, office or financial interest is known to the stockholders and disinterested stockholders holding a majority of the shares held by disinterested stockholders authorized, approved or ratified the transaction;

●	the fact of the common directorship, office or financial interest is not known to the director or officer at the time the transaction is brought to the board of directors for action; or

●	the transaction was fair to the Company at the time it is authorized or approved.

Control Share Acquisition Provisions

Nevada law precludes an acquirer of the shares of a Nevada corporation who crosses one of three ownership thresholds (20%, 33 1/3% or 50%) from obtaining voting rights with respect to those shares unless the disinterested holders of a majority of the shares of the Company held by disinterested stockholders vote to accord voting power to those shares.

Combinations with Interested Stockholders

Under the NRS, except under certain circumstances, a corporation is not permitted to engage in a business combination with any “interested stockholder” for a period of two years following the date such stockholder became an interested stockholder.  An “interested stockholder” is a person or entity who owns 10% or more of the outstanding shares of voting stock.  Nevada permits a corporation to opt out of the application of these business combination provisions by so providing in the articles of incorporation.  The Company did not opt out of the application of these business combination provisions in its articles of incorporation, as amended.

Transfer Agent

The transfer agent and registrar for the Company’s common stock is Interwest Transfer Company, 1981 East Murray-Holladay Blvd., Salt Lake City, Utah 84117.

Description of Preferred Stock

Our authorized capital stock consists of 30.0 million shares of our preferred stock, par value $0.01 per share, of which 750,000 shares of have been designated as Series A Preferred, and 900,000 shares have been designated as Series B Preferred.  Our Board of Directors is empowered, without approval of the stockholders, to cause shares of preferred stock to be issued in one or more series, with the numbers of shares of each series to be determined by the Board.  The Board of Directors is also authorized to fix and determine variations in the designations, preferences, and special rights (including, without limitation, special voting rights, preferential rights to receive dividends or assets upon liquidation, rights of conversion into common stock or other securities, redemption provisions and sinking fund provisions) between the preferred stock or any series thereof and the common stock.  The shares of preferred stock or any series thereof may have full or limited voting powers or be without voting powers.

Although we have no present intent to issue shares of preferred stock, the issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could be used to discourage an unsolicited acquisition proposal.  For instance, the issuance of a series of preferred stock might impede a business combination by including class voting rights that would enable the holders to block such a transaction, or such issuance might facilitate a business combination by including voting rights that would provide a required percentage vote of the stockholders.  In addition, under certain circumstances, the issuance of preferred stock could adversely affect the voting power of the holders of the common stock.  Although the Board of Directors is required to make any determination to issue such stock based on its judgment as to the best interests of our stockholders, the Board of Directors could act in a manner that would discourage an acquisition attempt or other transaction that some or a majority of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then market price of such stock.

 Series A Convertible Preferred Stock

In June 2007, our Board of Directors adopted a resolution designating the Series A Preferred, consisting of 750,000 shares. Currently, there are no shares of Series A Preferred issued and outstanding following the Company’s redemption of all outstanding shares of Series A Preferred, as described below. The following description of the Series A Preferred is a summary only:

Dividends.  Holders of the Series A Preferred (each a "Holder") are entitled to receive cumulative dividends at the rate per share of 10% per annum. Prior to June 1, 2010, dividends were paid in cash or shares of Series A Preferred, or a combination thereof, pursuant to the terms and conditions of Certificate of Designation of the Relative Rights, Powers and Preference of the Series A Preferred (the “Certificate of Designation”).  After June 1, 2010, the holders may elect to have future dividends paid in cash in the event that during any sixty (60) trading day period commencing on or June 1, 2010, the average closing price shall be less than or equal to $3.00, the Series A Preferred stock conversion price.

Voting Rights.  The holders of the Series A Preferred shall be entitled to the number of votes equal to the number of whole shares of common stock into which the shares of Series A Preferred held by such holder are then convertible.  The holders of Series A Preferred shall vote together with the holders of common stock as a single class.

Liquidation.  Upon any liquidation, dissolution, or winding-up of the Company, whether voluntary or involuntary (a "Liquidation"), the holders of Series A Preferred shall be entitled to receive out of the assets, whether capital or surplus, of the Company an amount equal to the stated value of the Series A Preferred ($10 per share), plus any accrued and unpaid dividends thereon and any other fees or liquidated damages owing thereon, for each share of Series A Preferred before any distribution or payment shall be made to the holders of any junior securities, and if the assets of the Company shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the holders of the Series A Preferred shall be ratably distributed among the holders in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.

Conversion. The shares of Series A Preferred are initially convertible into shares of the Company's common stock at a price of $3.00 per share, however, the conversion price is subject to adjustment based upon certain conditions.

Certain Price and Share Adjustments.

a)        Stock Dividends and Stock Splits.  If the Company (A) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of common stock on shares of common stock or any other common stock equivalents; (B) subdivides outstanding shares of common stock into a larger number of shares; (C) combines (including by way of a reverse stock split) outstanding shares of common stock into a smaller number of shares; or (D) issues, in the event of a reclassification of shares of the common stock, any shares of capital stock of the Company, then the conversion price shall be adjusted accordingly.

b)        Merger or Reorganization.  If the Company is involved in any reorganization, recapitalization, reclassification, consolidation or merger in which the common stock is converted into or exchanged for securities, cash or other property than each shares of Series A Preferred shall be convertible into the kind and amount of securities, cash or other property that a holder of the number of shares of common stock issuable upon conversion of one share of Series A Preferred prior to any such merger or reorganization would have been entitled to receive pursuant to such transaction.

c)        Mandatory Conversion.  If upon effective registration under the Securities Act the Closing Price of the Company’s common stock is for at least twenty (20) trading days during a period of thirty (30) trading days shall be at least 200% of Conversion Price, than all outstanding shares of Series A Preferred Stock shall automatically be converted  into such number of fully paid and nonassessable shares of common stock at the conversion price in effect at the time of conversion.  Upon such mandatory conversion the number of shares of Series A Preferred shall be automatically reduced by the number of shares that had been designated as Series A Preferred and all references to Series A Preferred shall be deleted herefrom and shall be of no further force or effect.

   Redemption. On March 15, 2013, the Company called for the redemption of all outstanding shares of its Series A Preferred, pursuant to the Certificate of Designation, which allows the Company to, upon 30 days written notice, redeem all issued and outstanding shares of Series A Preferred for $10.00 per share (the “Series A Preferred Redemption”).  Holders of Series A Preferred could also elect to convert, rather than redeem, their shares of Series A Preferred into 3.33 shares of common stock, at $3.00 per share. The Company completed the Series A Preferred Redemption on April 15, 2013. All but one holder of Series A Preferred elected to convert their shares of Series A Preferred into shares of the Company’s common stock.

Series B Preferred Stock

    In July 2010, our Board of Directors adopted a resolution designating the Series B Preferred, consisting of 600,000 shares and amended the Certificate of Designation of the Relative Rights, Powers and Preference of the Series B Preferred (“Certificate of Designations”) on February 4, 2014 to, among other things, increase the number of authorized shares of Series B Preferred to 900,000.  The following description of the Series B Preferred, as amended, is a summary only:

   Dividends.  Holders of the Series B Preferred (each a "Holder") are entitled to receive cumulative dividends at the rate per share of 7% per annum.  Dividends are payable quarterly in cash.

   Voting Rights.  Each holder of outstanding shares of Series B Preferred is entitled to the number of votes equal to two and one-half shares of Common Stock at each meeting of stockholders of the Company (or by written action of stockholders in lieu of meeting) with respect to all matters presented to the stockholders of the Company for their action or consideration.  Except as provided by law or by the Certificate of Designations, the holders of Series B Preferred vote together with the holders of Common Stock as a single class.

   Liquidation.  Upon any liquidation, dissolution, or winding-up of the Company, whether voluntary or involuntary (a "Liquidation"), the holders of Series B Preferred shall be entitled to receive out of the assets, whether capital or surplus, of the Company an amount equal to the greater of the stated value of the Series B Preferred ($10 per share), plus any accrued and unpaid dividends thereon and any other fees or liquidated damages owing thereon, or such amount as would have been payable had each share of Series B Preferred been converted into common stock immediately prior to such Liquidation.  In either event, the amount paid shall be paid for each share of Series B Preferred before any distribution or payment shall be made to the holders of any junior securities, and if the assets of the Company shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the holders of the Series B Preferred shall be ratably distributed among the holders in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.

   Certain Price and Share Adjustments.

a)        Stock Dividends and Stock Splits.  If the Company (A) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of common stock on shares of common stock or any other common stock equivalents; (B) subdivides outstanding shares of common stock into a larger number of shares; (C) combines (including by way of a reverse stock split) outstanding shares of common stock into a smaller number of shares; or (D) issues, in the event of a reclassification of shares of the common stock, any shares of capital stock of the Company, then the conversion price shall be adjusted accordingly.

b)        Merger or Reorganization.  If the Company is involved in any reorganization, recapitalization, reclassification, consolidation or merger in which the common stock is converted into or exchanged for securities, cash or other property than each shares of Series B Preferred shall be convertible into the kind and amount of securities, cash or other property that a holder of the number of shares of common stock issuable upon conversion of one share of Series B Preferred prior to any such merger or reorganization would have been entitled to receive pursuant to such transaction.

PLAN OF DISTRIBUTION

We may sell the securities described in this prospectus to or through one or more agents, underwriters, dealers or directly to purchasers on a continuous or delayed basis.

The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed from time to time, at market prices prevailing at the times of sale, at prices related to such prevailing market prices or at negotiated prices.

Each time that we use this prospectus to sell our securities, we will also provide a prospectus supplement, which prospectus supplement  will set forth the terms of the offering including:

●	the public offering price;

●	the name or names of any underwriters, dealers or agents;

●	the purchase price of the securities;

●	the proceeds from the sale of the securities to us;

●	any underwriting discounts, agency fees, or other compensation payable to underwriters or agents;

●	any discounts or concessions allowed or reallowed or repaid to dealers; and

●	the securities exchanges on which the securities will be listed, if any.

If we use underwriters in the sale of securities, the securities will be acquired by the underwriters for their own account.  The underwriters may then resell the securities in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale or thereafter.  The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters.  The obligations of the underwriters to purchase the securities will be subject to certain conditions.  The underwriters will be obligated to purchase all the securities offered if they purchase any securities.  The public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

If we use dealers in the sale of securities, we will sell securities to such dealers as principals.  The dealers may then resell the securities to the public at varying prices to be determined by such dealers at the time of resale.  We may solicit offers to purchase the securities directly, and we may sell the securities directly to institutional or other investors, who may be deemed underwriters within the meaning of the Securities Act with respect to any resales of those securities.  The terms of these sales will be described in the applicable prospectus supplement.  If we use agents in the sale of securities, unless otherwise indicated in the prospectus supplement, they will use their reasonable best efforts to solicit purchases for the period of their appointment.  Unless otherwise indicated in a prospectus supplement, if we sell directly, no underwriters, dealers or agents would be involved.  We will not make an offer of securities in any jurisdiction that does not permit such an offer.

We may grant underwriters who participate in the distribution of securities an option to purchase additional securities to cover overallotments, if any, in connection with the distribution.  Any underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with SEC orders, rules and regulations and applicable law.  To the extent permitted by applicable law and SEC orders, rules and regulations, an overallotment involves sales in excess of the offering size, which create a short position.  Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.  To the extent permitted by applicable law and SEC orders, rules and regulations, short covering transactions involve purchases of the common stock in the open market after the distribution is completed to cover short positions.  Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the common stock originally sold by the dealer is purchased in a covering transaction to cover short positions.  Those activities may cause the price of the common stock to be higher than it would otherwise be.  If commenced, the underwriters may discontinue any of the activities at any time.

    Any underwriters who are qualified market makers on the NASDAQ Capital Market may engage in passive market making transactions in the common stock on the NASDAQ Capital Market in accordance with Rule 103 of Regulation M, during the business day prior to the pricing of the offering, before the commencement of offers or sales of the common stock.  Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers.  In general a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded.

    Underwriters, dealers and agents that participate in any distribution of securities may be deemed to be underwriters as defined in the Securities Act.  Any discounts, commissions or profit they receive when they resell the securities may be treated as underwriting discounts and commissions under the Securities Act of 1933.  Only underwriters named in the prospectus supplement are underwriters of the securities offered in the prospectus supplement.  We may have agreements with underwriters, dealers and agents to indemnify them against certain civil liabilities, including certain liabilities under the Securities Act, or to contribute with respect to payments that they may be required to make.

    We may authorize underwriters, dealers or agents to solicit offers from certain institutions whereby the institution contractually agrees to purchase the securities from us on a future date at a specific price.  This type of contract may be made only with institutions that we specifically approve.  Such institutions could include banks, insurance companies, pension funds, investment companies and educational and charitable institutions.  The underwriters, dealers or agents will not be responsible for the validity or performance of these contracts.

    Each series of securities will be a new issue of securities and will have no established trading market, other than our common stock, which is listed on the NASDAQ Capital Market.  Unless otherwise specified in the applicable prospectus supplement, the securities will not be listed on any exchange.  It has not presently been established whether the underwriters, if any, of the securities will make a market in the securities.  If the underwriters make a market in the securities, such market making may be discontinued at any time without notice.  No assurance can be given as to the liquidity of the trading market for the securities.

    Agents, dealers and underwriters may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents, dealers or underwriters may be required to make in respect thereof.  Agents, dealers or underwriters may be customers of, engage in transactions with, or perform services for us and our subsidiaries in the ordinary course of business.

LEGAL MATTERS

    Certain legal matters in connection with this offering were passed upon for us by Edward L. Clissold, Park City Group, Inc. General Counsel.

EXPERTS

    The consolidated financial statements incorporated in this prospectus by reference from Park City Group, Inc.’s Annual Report on Form 10-K for the period ended June 30, 2014 have been audited by HJ & Associates, LLC, of Salt Lake City, Utah, an independent registered public accounting firm as set forth in their report thereon.  Such financial statements are included herein in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

    We are a public company and file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, NE, Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. Our SEC filings are also available, at no charge, to the public at the SEC’s web site at http://www.sec.gov.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

    The following documents filed by us with the SEC are incorporated by reference in this prospectus:

●	Annual Report on Form 10-K for the fiscal year ended June 30, 2014, filed on September 11, 2014;
●	Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2014, filed on November 6, 2014;
●	Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2014, filed on February 5, 2015;
●	Current Report on Form 8-K, filed October 9, 2014;
●	Current Report on Form 8-K, filed November 10, 2014;
●	Current Report on Form 8-K, originally filed November 17, 2014, as amended on November 18, 2014;
●	Current Report on Form 8-K, originally filed January 28, 2015, as amended on February 5, 2015;
●	Current Report on Form 8-K, filed February 6, 2015;
●	Current Report on Form 8-K, filed March 10, 2015; and
●
the description of our common stock contained in the Registration Statement on Form 8-A12B filed pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on October 29, 2010, including any amendment or report filed with the SEC for the purpose of updating this description.

    We also incorporate by reference all documents we file pursuant to Section 13(a), 13(c), 14 or 15 of the Exchange Act (other than any portions of filings that are furnished rather than filed pursuant to Items 2.02 and 7.01 of a Current Report on Form 8-K) after the date of the initial registration statement of which this Prospectus is a part and prior to effectiveness of such registration statement. All documents we file in the future pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering are also incorporated by reference and are an important part of this Prospectus.

    Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

    We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. You may request a copy of these filings, excluding the exhibits to such filings which we have not specifically incorporated by reference in such filings, at no cost, by writing us at:

Park City Group, Inc.
Attn: Corporate Secretary
299 South Main Street, Suite 2370
Salt Lake City, Utah 84111
(435) 645-2000

     This prospectus is part of a registration statement we filed with the SEC. You should only rely on the information or representations contained in this prospectus and any accompanying prospectus supplement. We have not authorized anyone to provide information other than that provided in this prospectus and any accompanying prospectus supplement. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any accompanying prospectus supplement is accurate as of any date other than the date on the front of the document.

PROSPECTUS

1,000,000 Shares

Common Stock

__________ __, 2015

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth the estimated expenses to be incurred in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions, all of which will be paid by the Company.

Legal fees and expenses*	$30,000	*
Accounting fees and expenses*	5,000	*
Other*	10,000	*
Total*	$45,000	*
____________

*     These fees are calculated based on the number of issuances and amount of securities offered and accordingly cannot be estimated at this time.

Item 15. Indemnification of Directors and Officers.

Nevada law permits a Nevada corporation, such as the Registrant, to indemnify its directors and officers in certain circumstances.  Specifically, Section 78.7502 of the NRS provides as follows:

Indemnification of directors and officers.

(1) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director or officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director or officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he: (a) is not liable pursuant to NRS 78.138 or (b) acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.  The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere, or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to NRS 78.138 or did not act in good faith and in a manner which he reasonable believed to be in or not opposed to the bests interests of the corporation, or that, with respect to any criminal action or proceedings, he had reasonable cause to believe that his conduct was unlawful.

(2) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer, employee or agent of the corporation, or is or was serving at the request of the corporation, or is or was serving at the request of the corporation as a director or officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he (a) is not liable pursuant to NRS 78.138 or (b) acted in good faith and in a manner which he reasonably believed to be in or not, opposed to the best interests of the corporation.  Indemnification may not be made for any claim, issue or matter as to which such a person shall have been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable for negligence or misconduct in the performance of his duty to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which such action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

(3) To the extent that a director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (1) or (2) of this section, or in the defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection therewith.

The Registrant’s bylaws provide that it will indemnify any of its directors or officers against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, relating to service for or at the request of the Registrant.  The Registrant will not indemnify a director or officer if in relation to matters such director or officer is adjudged in the action, suit or proceeding to be liable for negligence or misconduct in the performance of their duties.

The Registrant’s articles of incorporation also provide that no director will be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except that the director’s liability will not be eliminated or limited: (A) for acts or omissions involving intentional misconduct, fraud or a knowing violation of the law; or (B) for the payment of any distribution in violation of Nevada law.

Item 16. Exhibits

EXHIBIT INDEX

Exhibit No.	Description

10.1	Form of Underwriting Agreement*

5.1	Opinion of Ed Clissold*

23.1	Consent of Counsel (included in Exhibit 5.1)*

23.2	Consent Independent Registered Public Accounting Firm – HJ & Associates, LLC (filed herewith)

24	Power of Attorney of certain officers and directors (located on the signature page to the Registration Statement)

*  To be filed, as applicable, by amendment or as an exhibit to a document incorporated by reference herein for the specific offering of securities, if any, to which it relates.

Item 17. Undertakings

The undersigned Registrant hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    (i)   to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

    (ii)   to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

    (iii)   to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)   That, for the purpose of determining liability under the Securities Act to any purchaser:

  (i) If the Registrant is relying on Rule 430B:

(A)     Each prospectus filed by the registrant pursuant to Rule 424(b)(3)shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)     Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933, as amended shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

 (ii)           If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)   That, for the purpose of determining liability of a Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, each undersigned Registrant undertakes that in a primary offering of securities of an undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

    (i)   Any preliminary prospectus or prospectus of an undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

    (ii)  Any free writing prospectus relating to the offering prepared by or on behalf of an undersigned Registrant or used or referred to by an undersigned Registrant;

    (iii) The portion of any other free writing prospectus relating to the offering containing material information about an undersigned Registrant or its securities provided by or on behalf of an undersigned Registrant; and

    (iv) Any other communication that is an offer in the offering made by an undersigned Registrant to the purchaser.

(6)   That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of each Registrant pursuant to the foregoing provisions, or otherwise, each Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by a Registrant of expenses incurred or paid by a director, officer or controlling person of a Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, that Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Salt Lake City, State of Utah, on  March 24, 2015.

PARK CITY GROUP, INC. By: /s/ Randall K. Fields Randall K. Fields Chief Executive Officer, Chairman and Director

POWER OF ATTORNEY

KNOWN ALL MEN BY THESE PRESENTS, that each person whose signature below constitutes and appoints Randall K. Fields and Edward L. Clissold jointly and severally, his attorneys-in-fact, each with power of substitution, for him in any and all capacities, to sign any amendments to this Registration Statement on Form S-3, and file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Randall K. Fields	Chairman of the Board and Director, Chief Executive Officer, (Principal Executive Officer)	March 24, 2015
Randall K. Fields

/s/ Edward L. Clissold	Vice President and Chief Financial Officer (Principal Financial Officer & Principal Accounting Officer)	March 24, 2015
Edward L. Clissold

/s/ Robert W. Allen	Director	March 24, 2015
Robert W. Allen

/s/ William S. Kies, Jr.	Director	March 24, 2015
William S. Kies, Jr.

/s/ Richard Juliano	Director	March 24, 2015
Richard Juliano

/s/ Austin F. Noll, Jr.	Director	March 24, 2015
Austin F. Noll, Jr.

/s/ Ronald C. Hodge	Director	March 24, 2015
Ronald C. Hodge